FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-193376-17

-----Original Message-----
From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) [mailto:ddeutscheb33@bloomberg.net]
Sent: Tuesday, March 17, 2015 10:14 AM
Subject: COMM 2015-CCRE22 *PRICE GUIDANCE* PUBLIC

COMM 2015-CCRE22 -- NEW ISSUE CMBS
$1.12BN NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: DEUTSCHE BANK & CANTOR FITZGERALD
CO-MANAGERS: NATIXIS, KEYBANC, CASTLEOAK & GUGGENHEIM
RATING AGENCIES: MOODY’S, FITCH & KROLL

***PUBLIC OFFERED CERTIFICATES***
CLASS	RATING (M/F/K)	SIZE (MM)	C/E	WAL	GUIDANCE
A-1	Aaa/AAA/AAA	46.400	30.000%	2.66	+40A
A-2	Aaa/AAA/AAA	178.900	30.000%	4.70	+54A
A-3	Aaa/AAA/AAA	**** NOT AVAILABLE ****
A-SB	Aaa/AAA/AAA	**** NOT AVAILABLE ****
A-4	Aaa/AAA/AAA	**** NOT AVAILABLE ****
A-5	Aaa/AAA/AAA	293.492	30.000%	9.84	+85-86
A-M	NR/AAA/AAA	81.031	23.750%	9.89	+115A
B	NR/AA-/AA-	76.169	17.875%	9.96	+140A
C	NR/A-/A-	56.721	13.500%	9.96	+190A

***PRIVATE CERTIFICATES***
CLASS	RATING (M/F/K)	SIZE (MM)	C/E	WAL	LTV	DY
D	NR/BBB-/BBB-	68.066	8.250%	9.96	60.6%	10.1%

DEUTSCHE BANK TRADING DESK CONTACTS:
MATT BORSTEIN     212-250-5149
BROOKS SCHOLL   212-250-5149
RYAN HORVATH      212-250-5149

CANTOR TRADING DESK CONTACTS:
CLARK ANDRESEN    212-829-5259
STEPHEN GARGIULO  212-829-5259

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This message is for information purposes only and is not an offer to buy or solicitation of an offer to buy or sell any security or to participate in any trading strategy.  The information herein is believed reliable, but it should not be relied upon as such and is subject to change without notice. Deutsche Bank Securities Inc., Cantor Fitzgerald & Co., CastleOak Securities, L.P., Guggenheim Securities, LLC and KeyBanc Capital Markets Inc. (the "Initial Purchasers") or any of their affiliates may acquire, hold and sell positions in the securities identified above or in related derivatives and may have an investment banking or banking relationship with the issuer.  The securities identified above have not been and will not be registered under the Securities Act of 1933 (the "Act") or any other federal or state securities laws and may only be acquired by (i) qualified institutional buyers in compliance with Rule 144A under the Act, (ii) (except with respect to the Class R and Class LR Certificates) to other institutional "accredited investors" (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Act), or any entity in which all of the equity owners are institutional investors that are “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Act), or (iii) (except with respect to the Class R and Class LR Certificates) institutions that that are non-“U.S. Persons” in “Offshore Transactions”, as defined in, and in reliance on, Regulation S under the Act.  The information contained herein is preliminary and subject to change.  Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities.  Any information herein will be superseded by information contained in the final private placement memorandum for any securities actually offered.  Such securities may not be suitable for all investors, and any decision to invest in such securities should be made based only upon the information in the final private placement memorandum and in consultation with their own advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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